Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims, dated December 16, 2022 (the “Agreement”), is made pursuant to that certain Change in Control and Executive Severance Plan Agreement effective as of October 4, 2021 (the “Severance Agreement”) entered into by and between Gisela A. Paulsen, MPharm (“Employee”) on the one hand, and Oncocyte Corporation (the “Company”), on the other. This Agreement is entered into in consideration for and as condition precedent to the Company providing separation benefits to Employee pursuant to the Severance Agreement, as modified herein. It is understood and agreed that the Company is not otherwise obligated to provide such benefits under the terms of the Severance Agreement and that the Company is doing so as a direct result of Employee’s willingness to agree to the terms hereof. Collectively, Employee and the Company shall be referred to as the “Parties.”

1. Employee was formerly employed by the Company. Employee’s employment with the Company ended effective December 16, 2022 (the “Termination Date”).

2. The purpose of this Agreement is to resolve any and all disputes or claims that Employee may have relating to Employee’s employment with the Company, and the termination thereof (the “Disputes”). The parties desire to resolve the above-referenced Disputes, and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims that Employee may have as more fully set forth below. For these reasons, they have entered into this Agreement.

3. Employee acknowledges and agrees that Employee has received all wages due to Employee through the Termination Date, including but not limited to all accrued but unused vacation, bonuses, commissions, options, benefits, and monies owed by the Company to Employee. Employee further agrees and acknowledges that Employee has been fully paid and reimbursed for any and all business expenses which Employee incurred during his/her employment with the Company. For the avoidance of doubt, Employee is not entitled to any bonus with respect to 2022 or any other year.

4. The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law. The Company also expressly denies any liability to Employee. Nothing contained herein is to be construed as an admission of liability on the part of the Company hereby released, by whom liability is expressly denied. accordingly, while this Agreement resolves all issues referenced herein, it does not constitute an adjudication or finding on the merits of the allegations in the Disputes and it is not, and shall not be construed as, an admission by the Company of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability alleged in the Disputes.

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5. In consideration of and in return for the promises and covenants undertaken by the Company and Employee herein and the releases given by Employee herein, and in exchange for Employee timely executing (and not revoking) this Agreement:

a. In addition to providing Employee with the Accrued Obligations pursuant to Section 2.6 of the Severance Agreement (including payment of 91.84 hours of accrued but unused vacation), Employee shall receive the following benefits:

(i) A payment in the total amount of Two Hundred Seven Thousand Five Hundred Dollars and Two Cents ($207,500.02) (minus applicable taxes, withholdings and deductions), payable in substantially equal installments over the six (6) month period following the Termination Date in accordance with the Company’s regular payroll practices; provided, however, that the first payment shall be made on the first regularly scheduled payroll date on or following the thirtieth (30th) day following the Termination Date and shall include payments of any amounts that would otherwise be due prior thereto;

(ii) Partial acceleration and vesting and exercisability of Employee’s unvested stock option and restricted stock unit awards that were granted pursuant to the Company’s Amended and Restated 2018 Equity Incentive Plan, as amended from time to time (the “Equity Plan”), as follows:

(A)	93,750 unvested options to purchase the Company’s common stock at an exercise price of $3.42 per share, which were granted under the Equity Plan and Incentive Stock Option Agreement effective as of October 4, 2021 (the “First Option Agreement”), shall vest as of the Termination Date, and the Company acknowledges that, upon such accelerated vesting, Employee shall have a total of 203,125 vested options from the First Option Agreement (the “First Vested Option Shares”);

(B)	54,687 unvested options at an exercise price of $1.15 per share, which were granted to Employee pursuant to the Equity Plan and an Incentive Stock Option Agreement, dated March 15, 2022 (the “Second Option Agreement” and collectively with the First Option Agreement, the “Option Agreements”), shall vest as of the Termination Date (which collectively with the First Vested Option Shares are referred to herein as the “Vested Option Shares”);

(C)	all 175,000 unvested Restricted Stock Units, which were granted pursuant to the Equity Plan and a Restricted Stock Unit Award Agreement, dated August 15, 2022 (the “Time Vested RSU Award Agreement”), shall vest as of the Termination Date and be settled in accordance with the terms of the Equity Plan and the Time Vested RSU Award Agreement; and

(D)	175,000 unvested Restricted Stock Units, which were granted pursuant to the Equity Plan and a Restricted Stock Unit Award Agreement, dated August 15, 2022 (the “Performance Vested RSU Award Agreement”, and collectively with Option Agreements and the Time Vested RSU Award Agreement, the “Equity Award Agreements”), shall vest as of the Termination Date and be settled in accordance with the terms of the Equity Plan and the Performance Vested RSU Award Agreement, and the remaining unvested restricted stock units granted under the Performance Vested RSU Award Agreement shall be automatically forfeited without consideration.

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(iii) The deadline to exercise the Vested Option Shares shall be extended to the earlier to occur of (A) the one-year anniversary of the Termination Date and (B) the maximum term of the applicable Stock Option Agreement.

As a condition to receiving and continuing to receive the payments and benefits under this Paragraph 5.a., Employee must (i) within but not later than twenty-one (21) days after the Termination Date, execute (and not revoke) and deliver to the Company this Agreement and (ii) remain in full compliance with this Agreement and the Surviving Provisions (as defined below). Employee shall not be entitled to accrue any additional leave or other benefits subsequent to the Termination Date.

b. Any tax liabilities resulting from or arising out of the benefits to Employee referred to above shall be the sole and exclusive responsibility of Employee. Employee agrees to indemnify and hold the Company and the others released herein harmless from and for any tax liability (including, but not limited to, assessments, interest, and penalties) imposed on the Company by any taxing authority on account of the Company failing to withhold for tax purposes any amount from the benefits made as consideration of this Agreement.

c. Employee acknowledges and agrees that (i) subject to the terms of the Severance Agreement (including Sections 1.9 and 2.2 thereof), any equity granted pursuant to the Equity Plan that is unvested as of the Termination Date (after giving effect to Paragraph 5.a.(ii)), shall automatically be forfeited as of the Termination Date for no consideration and (ii) any equity that is vested as of the Termination Date (including pursuant to Paragraph 5.a.(ii)) shall be subject to the terms and conditions of the Equity Plan and applicable award agreement(s) (as amended herein).

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6. Except for any rights created by this Agreement, in consideration of and in return for the promises and covenants undertaken herein by the Company, and for other good and valuable consideration, receipt of which is hereby acknowledged:

a. Employee does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company, and each of its parents, subsidiaries, divisions, related companies and business concerns, past and present, as well as each of its partners, trustees, directors, members, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by Employee: (1) arising out of or in any way connected with the Disputes; or (2) arising out of Employee’s employment (or termination thereof) with the Company (including, but not limited to, under the Severance Agreement and/or Employee’s initial offer letter of employment from the Company, dated as of October 4, 2021 and as amended by that subsequent offer letter of employment, dated as of August 8, 2022 (collectively, the “Offer Letters”)); or (3) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the Effective Date hereof. Also without limiting the generality of the foregoing, Employee specifically releases the Releasees from any claim for attorneys’ fees arising out of any claims released herein. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON LOCAL, STATE OR FEDERAL EMPLOYMENT LAWS OR REGULATIONS, OR ANY LOCAL, STATE, OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT AND RETRAINING ACT, THE FAIR LABOR STANDARDS ACT, AND ANY OTHER SECTION OF THE CALIFORNIA LABOR OR GOVERNMENT CODE, THE INDUSTRIAL WELFARE COMMISSION WAGE ORDERS, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY. This release does not release claims that cannot be released as a matter of law. Employee is not (i) waiving Employee’s right to file a charge, testify, assist, or cooperate with the Equal Employment Opportunity Commission (EEOC), Department of Fair Employment and Housing (DFEH) or similar governmental agency, (ii) waiving rights or claims that may arise after the date Employee signs this Agreement, (iii) releasing claims for unemployment compensation benefits, workers’ compensation benefits, those claims under the Fair Labor Standards Act which cannot be waived pre-litigation without Department of Labor or court approval, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA); or (iv) releasing claims for indemnification, advancement of expenses or insurance coverage under the Indemnification Agreement, dated October 4, 2021, between the Company and Employee (the “Indemnification Agreement”), the articles of incorporation, bylaws or insurance policies of the Company or any of its parent, subsidiary or affiliated entities, or pursuant to any applicable law, ordinance or regulation.

7. Employee agrees and understands as follows: it is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of section 1542 of the California Civil Code (or any other similar state code) and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code section 1542 and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, that are released under this Agreement.

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8. Employee acknowledges and agrees that (a) the entirety of the Employee Confidential Information and Inventions Assignment Agreement by and between the Employee and the Company, effective October 5, 2021, shall remain in full force and effect and will continue to bind Employee following the Termination Date in accordance with its terms; and (b) Section 3.6 (Covenants) of the Severance Agreement will continue to bind Employee following the Termination Date in accordance with its term(collectively, all of the foregoing, the “Surviving Provisions”). The Company and Employee acknowledge and agree that the Indemnification Agreement remains in full force and effect and will continue to bind the Company following the Termination Date in accordance with its terms.

9. Employee acknowledges and agrees that, as of the Termination Date, Employee will automatically be deemed to have resigned as an officer and any and all other positions and/or titles with the Company and agrees to execute any and all documentation the Company requests to effectuate the foregoing.

10. In the event a government agency files or pursues a charge or complaint relating to Employee’s employment with the Company and/or the disputes, Employee agrees not to accept any monetary or other benefits arising out of the charge or complaint.

11. Employee agrees that Employee will not, whether in private or in public, whether orally or in writing, directly or indirectly, in public or in private, make, publish, encourage, ratify, or authorize, or aid, assist, encourage, or direct any other person or entity in making or publishing, any statements that in any way (i) defame, malign, disparage, or impugn the character, integrity, or ethics of the Releasees (ii) portray any of the Releasees in a negative light, or (iii) damage the image or reputation of any of the Releasees. For avoidance of doubt, nothing in this Paragraph 11 shall be construed in a manner that would violate any law. The Company agrees that it will instruct its senior executives and board members not to make or publish negative or disparaging remarks that in any way relate to Employee. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

12. If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

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13. Employee agrees and understands that this Agreement may be treated as a complete defense to any legal, equitable, or administrative action that may be brought, instituted, or taken by Employee, or on Employee’s behalf, against the Company or the Releasees, and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge, or other legal proceeding of any kind against the Company and the Releasees.

14. This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and stockholders.

15. The Parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, that each has had an opportunity to consult with an attorney of its choice and that each enters this Agreement freely and voluntarily.

16. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by Employee and an officer of the Company. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

17. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party’s legal representative to draft any of its provisions.

18. Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

19. The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement, the Equity Award Agreements (as modified herein), the Indemnification Agreement, and the Severance Agreement contains the entire understanding between the parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein. The undersigned further acknowledge that the terms of this Agreement are contractual and not a mere recital.

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20. Employee expressly acknowledges, understands and agrees that this Agreement includes a release covering all legal rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to Employee or hereafter discovered. The terms and conditions of Paragraphs 20 through 22 apply to and are part of the waiver and release of ADEA claims under this Agreement. Company hereby advises Employee in writing to discuss this Agreement with an attorney before signing. Employee acknowledges the Company has provided Employee at least twenty-one (21) days within which to review and consider this Agreement before signing it. If Employee elects not to use all twenty-one (21) days, then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider this Agreement.

21. Within three (3) calendar days of signing and dating this Agreement, Employee shall deliver the signed original of this Agreement to the General Counsel of the Company. However, the Parties acknowledge and agree that Employee may revoke this Agreement for up to seven (7) calendar days following Employee’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by the General Counsel of the Company not later than midnight on the seventh day following execution of this Agreement by Employee. If Employee fails to timely execute this Agreement or revokes this Agreement under this Paragraph, this Agreement shall not be effective or enforceable and Employee will not receive the benefits described above, including those described in Paragraph 5.

22. If Employee does not revoke this Agreement in the timeframe specified at Paragraph 21 above, the Agreement shall be effective at 12:00:01 a.m. on the eighth day after it is signed by Employee (the “Effective Date”).

23. This Agreement is intended to be exempt from the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Section 409A”) and will be interpreted accordingly. While it is intended that all payments and benefits provided under this Agreement to Employee or on behalf of Employee will be exempt from Section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A. The Company will have no liability to Employee or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt from or compliant with Section 409A. Each payment made under this Agreement will be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

24. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

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25. It is the intention of Employee and the Company that the Federal Arbitration Act and the California Arbitration Act shall apply with respect to the arbitration of disputes, claims, and controversies pursuant to, arising under, or in connection with this Agreement. Except for injunctive proceedings against unauthorized disclosure of confidential information or other actual or threatened breach of this Agreement that may cause irreparable and continuing injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law (and upon the issuance or denial of an injunction the underlying merits of any dispute will be resolved in accordance with the remainder of this Paragraph), any and all claims or controversies between Company or any subsidiary and Employee, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (b) all contract or tort claims of any kind; (c) all claims relating to Employee’s employment with the Company or the termination thereof; and (d) any claim based on any federal, state, or local law, statute, regulation, or ordinance, shall be settled by arbitration in accordance with the then current Employment Arbitration Rules & Procedures of the Judicial Arbitration and Mediation Service (“JAMS”), as selected by Company or a subsidiary. A copy of the JAMS Employment Arbitration Rules & Procedures is available by visiting www.jamsadr.com/rules-employment-arbitration/ or www.jamsadr.com. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over the Company and Employee. The location of the arbitration shall be San Francisco, California. Unless the Company or subsidiary and Employee mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by JAMS. The Company, or a subsidiary, if the subsidiary is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs. Employee shall pay for Employee’s own costs and attorneys’ fees, if any. The Company and any subsidiary that is a party to an arbitration proceeding shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE. Nothing in this Paragraph shall be construed in a manner that would violate any law.

26. This Agreement shall be construed in accordance with, and be deemed governed by the laws of the State of California, without reference to the conflict of law provisions thereof.

27. The Company executes this Agreement for itself and on behalf of all other respective Releasees.

Employee has read the foregoing Confidential Separation Agreement and General Release of All Claims, and Employee accepts and agrees to the provisions contained therein and hereby executes it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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Dated:	12/16/2022	/s/ Gisela A. Paulsen, MPharm
Gisela Paulsen, MPharm,

Dates:	12/16/2022	Onocyte Corporation

/s/ Andy Arno
		Name:	Andy Arno
		Title:	Chairman of the Board of Directors

Signature Page to Confidential Separation Agreement and General Release of All Claims – Gisela A. Paulsen, MPharm